                                                 Exhibit 23.1a.


             Letterhead of MULLER DATA CORPORATION


                                                  August 6, 1998


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048


               Re:  Morgan Stanley Dean Witter Select
                    Government Trust, GNMA Portfolio
                    Series 17



Gentlemen:


          We have examined the post-effective Amendment to the Registration Statement, File No. 33-26230, for the referenced Trust and acknowledge that Muller Data Corporation is currently acting as the evaluator for the Morgan Stanley Dean Witter Se-lect Government Trust, GNMA Portfolio Series 17. Subsequently, we hereby consent to the reference of Muller Data Corporation as evaluator in the post-effective Amendment.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.


                                   Sincerely,



                                   /s/Mario S. Buscemi
                                   Mario S. Buscemi
                                   Chief Operating Officer
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                                                 Exhibit 23.1b.
                      CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our report, dated July 21, 1998, accompanying the financial statements of the Morgan Stanley Dean Witter Select Government Trust GNMA Portfolio Series 17 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.





DELOITTE & TOUCHE LLP




August 6, 1997
New York, New York


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                                                 Exhibit 23.1d.


                Letterhead of Standard & Poor's
            A Division of The McGraw-Hill Companies


                                                 August 6, 1998


Dean Witter Reynolds, Inc.
Two World Trade Center
New York, New York  10048


               Re:  Morgan Stanley Dean Witter Select
                    Government Trust, GNMA Portfolio
                    Series 17



          It is our understanding that you are filing with the Securities and Exchange Commission a Post Effective Amendment to the above-captioned trust, SEC file number 33-26230.

          Because the portfolio is composed solely of United States Treasury Obligations fully guaranteed as to principal and interest by the full faith and credit of the United States, we reaffirm the assignment of a "AAA" rating to the units of the fund.

          You have permission to use the name of Standard &
Poor's Ratings Services, a division of The McGraw-Hill Compa-
nies, Inc. and the above-assigned rating in connection with
your dissemination of information relating to these units, pro-vided that it is understood that the rating is not a "market" rating nor a recommendation to buy, hold, or sell the units of the trust.  Further, it should be understood that the rating on the unit does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the rating. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the rating. Standard & Poor's does not independently verify the truth or accuracy of any
such information.
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                              -2-


          This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc. in connection with the rating as-signed to the units in the post-effective amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust.
You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

          Please be certain to send a copy of your final pro-spectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

          We are pleased to have had the opportunity to be of service to you. Our bill will be sent to you within one month.
If we can be of further help, please do not hesitate to call upon us.


                                   Sincerely,



                                   /s/Sanford B. Bragg
                                   Sanford B. Bragg
                                   Managing Director